Exhibit 10.1


                                   RADCOM LTD.
                           ---------------------------

                 NOTICE OF EXTRAORDINARY MEETING OF SHAREHOLDERS

                           ---------------------------

      Notice is hereby given that an Extraordinary Meeting of Shareholders (the "Meeting") of Radcom Ltd. (the "Company") will be held on Monday, March 15, 2004, at 16:30PM (Israel time), at the offices of the Company, 24 Raoul Wallenberg Street, Tel Aviv, Israel, for the following purposes:

      (1)   To approve the Company's issuance of Ordinary Shares, NIS
            0.05 nominal value per share, of the Company (the "Ordinary Shares"), to accredited investors (including, without limitation, Messrs. Zohar Zisapel and Yehuda Zisapel and/or entities controlled by them and/or members of their families, who are "controlling shareholders" of the Company for the purpose of Section 268 of the Israeli Companies Law, 5759-1999 (the "Companies Law")) approved by the audit committee and the board of directors of the Company, as well as the grant by the Company to such accredited investors of warrants to purchase one Ordinary Share per four Ordinary Shares issued (the "Warrants").

      (2)   To approve the grant of options to purchase 30,000
            Ordinary Shares to Arnon Toussia-Cohen, Director and Chief Executive Officer of the Company.

      Item 1 As described above, Mr. Zohar Zisapel and Mr. Yehuda Zisapel, shareholders of the Company who are "controlling shareholders" of the Company for the purpose of Section 268 of the Companies Law, have a personal interest in
Item 1. As a result, Item 1 requires approval by a majority of the voting rights in person or by proxy and voting thereon (the "Voting Rights") at the Meeting including at least one-third of the Voting Rights of the shareholders represented at the Meeting who do not have a personal interest in the matter (unless the total number of shares of the non-interested shareholders voting against the resolution, if any, does not represent more than one percent of the Company's outstanding voting rights, in which case a simple majority of the Voting Rights represented at the Meeting is sufficient).

      Item 2 requires a simple majority of the voting rights represented at the Meeting in person or by proxy and voting thereon.

      The Board of Directors (other than Mr. Zohar Zisapel who abstains, for the purpose of Item 1 only, due to a personal interest, and Mr. Arnon Toussia-Cohen who abstains, for the purpose of Item 2 only, due to a personal interest) recommends a vote FOR approval of all matters to be voted upon at the Meeting.

      Shareholders of record at the close of business on February 5, 2004, are entitled to notice of, and to vote at, the Meeting. All shareholders are cordially invited to attend the Meeting in person.

      Whether or not you plan to attend the Meeting, you are urged to promptly complete, date and sign the enclosed proxy and to mail it in the enclosed envelope, which requires no postage if mailed in the United States. Return of your proxy does not deprive you of your right to attend the Meeting, to revoke the proxy and to vote your shares in person.

      Joint holders of shares should take note that, pursuant to Article 32(d) of the Articles of Association of the Company, the vote of the senior holder of the joint shares who tenders a vote, in person or by proxy, will be accepted to the exclusion of the vote(s) of the other joint holder(s). For this purpose seniority will be determined by the order in which the names stand in the Company's Register of Members.

                                            By Order of the Board of Directors,


      Dated: February 20, 2004.               Arnon Toussia-Cohen
                                              Chief Executive Officer

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                                   RADCOM LTD.

                           24 RAOUL WALLENBERG STREET

                             TEL AVIV 69719, ISRAEL

                           --------------------------

                                 PROXY STATEMENT

                           ---------------------------

                      EXTRAORDINARY MEETING OF SHAREHOLDERS

      This Proxy Statement is furnished to the holders of ordinary shares, NIS
0.05 nominal value per share (the "Ordinary Shares"), of Radcom Ltd. (the "Company") in connection with the solicitation by the Board of Directors of proxies for use at the Extraordinary Meeting of Shareholders (the "Meeting"), or at any adjournment thereof, pursuant to the accompanying Notice of Extraordinary Meeting of Shareholders. The Meeting will be held on Monday, March 15, 2004, at 16:30PM (Israel time), at the offices of the Company, 24 Raoul Wallenberg Street, Tel Aviv, Israel.

      It is proposed that at the Meeting, resolutions be adopted as follows:

      1. To approve the Company's issuance of Ordinary Shares of the Company to accredited investors (including, without limitation, Messrs. Zohar Zisapel and Yehuda Zisapel and/or entities controlled by them and/or members of their families, who are "controlling shareholders" of the Company for the purpose of Section 268 of the Companies
            Law) approved by the audit committee and the board of directors of the Company, as well as the grant by the Company to such accredited investors of warrants to purchase one Ordinary Share per four Ordinary Shares issued (the "Warrants").

      2.    To approve the grant of options to purchase 30,000
            Ordinary Shares to Arnon Toussia-Cohen, Director and Chief Executive Officer of the Company.


      The Company currently is not aware of any other matters that will come before the Meeting. If any other matters properly come before the Meeting, the persons designated as proxies intend to vote in accordance with their judgment on such matters.

      A form of proxy for use at the Meeting and a return envelope for the proxy are enclosed.

        Shareholders may revoke the authority granted by their execution of proxies at any time before the exercise thereof by filing with the Company a written notice of revocation or duly executed proxy bearing a later date, or by voting in person at the Meeting. Unless otherwise indicated on the form of proxy, shares represented by any proxy in the enclosed form, if the proxy is properly executed and received by the Company not less than 72 hours prior to the time fixed for the Meeting, will be voted in favor of all the matters to be presented to the Meeting, as described above. On all matters considered at the Meeting, abstentions and broker non-votes will be treated as neither a vote "for" nor "against" the matter, although they will be counted in determining whether a quorum is present.

      Proxies for use at the Meeting are being solicited by the Board of Directors of the Company. Only shareholders of record at the close of business on February 5, 2004, will be entitled to vote at the Meeting. Proxies are being mailed to shareholders on or about February 20, 2004, and will be solicited chiefly by mail. However, certain officers, directors, employees and agents of the Company, none of whom will receive additional compensation therefor, may solicit proxies by telephone, telegram or other personal contact. The Company will bear the cost for the solicitation of the proxies, including postage, printing and handling, and will reimburse the reasonable expenses of brokerage firms and others for forwarding material to beneficial owners of shares.

         RECORD DATE; OUTSTANDING VOTING SECURITIES; VOTING RIGHTS

      Only shareholders of record at the close of business on February 5, 2004, will be entitled to vote at the Meeting and any adjournments or postponements thereof. The Company had outstanding on December 31, 2003, 10,506,876 Ordinary Shares, each of which is entitled to one vote upon each of the matters to be presented at the Meeting. Two or more shareholders of the Company holding shares conferring in the aggregate at least one-third (1/3) of the voting power of the Company, present in person or by proxy and entitled to vote, will constitute a quorum at the Meeting.

               BENEFICIAL OWNERSHIP OF SECURITIES BY CERTAIN

                        BENEFICIAL OWNERS AND MANAGEMENT

      The following table sets forth, as of December 31, 2003, the number of shares owned beneficially by (i) all shareholders known to the Company to own beneficially five percent (5%) or more of the Company's shares, and (ii) all directors and officers as a group.

      The information contained herein has been obtained from the Company's records, from information furnished by the individual or entity to the Company or from public filings.

                                                             Percentage of
                                      Number of Ordinary      Outstanding
                                     Shares Beneficially       Ordinary
                 Name                      Owned(1)            Shares(2)
-----------------------------------  -------------------    ---------------

Zohar Zisapel (3) (4)                    2,600,463              24.5%
Yehuda Zisapel (3) (5)                   1,396,034              13.3%
RAD Data Communications Ltd.               127,946               1.2%
J. Carrlo Cannell, D/B/A
Cannell Capital Management (6)           1,935,540              18.4%
All directors and executive officers
  as a group (12 persons) (1) (2)        3,679,763              31.5%

-------------------

(1) Except as otherwise noted and pursuant to applicable community property laws, each person named in the table has sole voting and investment power with respect to all Ordinary Shares listed as owned by such person. Shares beneficially owned include shares that may be acquired pursuant to options that are exercisable within 60 days of December 31, 2003.

(2) The percentage of outstanding ordinary shares is based on 10,506,876 ordinary shares outstanding as of December 31, 2003. Ordinary Shares deemed beneficially owned by virtue of the right of any person or group to acquire such shares within 60 days of December 31, 2003 are treated as outstanding only for the purposes of determining the percent owned by such person or group. The outstanding Ordinary Shares do not include 123,372 Ordinary Shares that were repurchased by us in 2001.

(3) Messrs. Zohar Zisapel and Yehuda Zisapel may be deemed to have beneficial ownership of the Ordinary Shares held by RAD Data Communications Ltd., an Israeli company ("RAD Data Communications").

(4) Includes 127,946 Ordinary Shares owned of record by RAD Data Communications, 54,500 Ordinary Shares owned of record by Klil and Michael Ltd., an Israeli company, and 105,000 Ordinary Shares issuable upon exercise of options exercisable within 60 days of December 31, 2003. Zohar Zisapel is a principal shareholder and director of each of RAD Data Communications Ltd. and Klil and Michael Ltd. and, as such, Mr. Zisapel may be deemed to have voting and dispositive power over the Ordinary Shares held by RAD Data Communications and Klil and Michael Ltd. Mr. Zisapel disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(5) Includes 127,946 Ordinary Shares owned of record by RAD Data Communications and 910,360 Ordinary Shares owned of record by Retem Local Networks Ltd., an Israeli company. Yehuda Zisapel is a principal shareholder and director of each of RAD Data Communications and Retem Local Networks and, as such, Mr. Zisapel may be deemed to have voting and dispositive power over the Ordinary Shares held by RAD Data Communications and Retem Local Networks. Mr. Zisapel disclaims beneficial ownership of these Ordinary Shares except to the extent of his pecuniary interest therein.

(6) J. Carrlo Cannell, D/B/A Cannell Capital Management et al, acquired beneficial ownership of the Ordinary Shares during the past years. This information is based on Mr. Cannell's Form 13-G filings as of January 5, 2004.


       ITEM 1 - APPROVAL OF THE COMPANY'S ISSUANCE OF ORDINARY SHARES AND
                         WARRANTS TO BUY ORDINARY SHARES

The Company entered into a Term Sheet (the "Term Sheet"), to be followed by a definitive Share Purchase Agreement (the "Purchase Agreement"), with several investors, among them Messrs. Zohar and Yehuda Zisapel, who are existing shareholders of the Company (as described below), for the issuance by the Company of Ordinary Shares in an aggregate amount of $5,500,000 for a purchase price as described hereunder. For purposes of determining the price per Ordinary Share in the transaction, the "Closing Price" means the average closing market price of the Ordinary Shares of the Company on the Nasdaq National Market on the ten (10) trading days ending on the trading day prior to this Meeting (the "Closing Price"). The price per Ordinary Share will be the Closing Price minus a discount as follows (the "Price Per Share"):

 At a Closing Price of $1.30 or lower, the discount will be 10%;

o At a Closing Price from $1.30 to $2.00, the discount will increase in linear proportion from 10% to 25%;

o     At a Closing Price from $2.00 to $2.667, the discount will be 25%.

o     At a Closing Price of $2.667 or higher, the Price Per Share will be $2.00

In the event that the Closing Price is greater than $3.50 or lower than $1.30, the Company shall be entitled to terminate the transaction.

      At the closing of the transaction, the investors will be granted Warrants to purchase one Ordinary Share for every four Ordinary Shares purchased by them in the transaction. The Warrants will be exercisable for a period of two years after the closing for an exercise price per Ordinary Share equal to the Closing Price plus 25%. As part of the proposed transaction, the Company will make customary representations and warranties in the Purchase Agreement aimed to protect the interests of the investors. In addition, as part of the Purchase Agreement, the Company will grant registration rights to the investors, under which it will undertake to use its best efforts to file a registration statement covering the Ordinary Shares to be purchased pursuant to the Purchase Agreement within 45 days after the closing of the transaction, as well as the Ordinary Shares underlying the Warrants, and to keep such registration statement effective for a period of two (2) years, subject to standard exceptions. The Purchase Agreement will contain a customary undertaking of the Company to indemnify the investors for liabilities and expenses that may arise from any material misstatements or omissions in the Company's registration statement. The negotiations relating to the proposed transaction have been, and continue to be, conducted by the Company's management, under the supervision of the audit committee which is comprised of independent members of the board of directors.

          The Company's undertakings in connection with this transaction are subject, among other conditions, to the approval of the Company's shareholders as described below. If the Company's shareholders do not approve the Company's undertakings, then the Company's obligations will be null and void. The transaction is also conditioned on the continued listing of the Company on The Nasdaq National Market. On February 13, 2004, the Nasdaq Listing Qualifications Panel (the "Panel") determined (the "Determination") to permit the continuation of the Company's listing on The Nasdaq National Market, subject to the terms and conditions provided in the Determination, the principal provisions of which are described below.

Reasons for the transaction

      The Company's management believes that the proposed transaction's conditions are favorable to the Company, and that the capital expected to be raised through the proposed transaction will facilitate the fulfillment of the Company's strategic objectives, as well as enhance the Company's liquidity.

      In addition, on October 29, 2003, the staff (the "Staff") of the Nasdaq Stock Market, Inc. ("NASDAQ"), notified the Company that it was not in compliance with the minimum $10 million shareholders' equity requirement under Maintenance Standard 1 of the NASDAQ Marketplace Rules. On December 1, 2003, the Staff issued a determination (the "Staff Determination") denying the Company's request for continued listing on The Nasdaq National Market for failure to provide a definitive plan to achieve near and long term compliance with the continued listing requirement. In addition, the Staff announced its intent to delist the Company's Ordinary Shares from The Nasdaq National Market. On December 8, 2003, the Company requested an oral hearing to appeal the Staff Determination and to stay the delisting. The request and stay were granted and on January 15, 2004, the hearing was held before the Panel. On February 13, 2004 the Company received notice from the Panel of its Determination to permit the continuation of the Company's listing on The Nasdaq National Market, subject to the following principal conditions:

      (a) On or before March 30, 2004, the Company must make a public filing with the Securities and Exchange Commission (the "SEC") and NASDAQ that includes, among other things, evidence of compliance with the $10 million shareholders' equity requirement within a date not more than 60 days prior to such filing after giving effect to pro forma adjustments for any significant events or transactions occurring on or before the date of the report.

      (b) On or before June 30, 2004, the Company must file the Form 20-F for the fiscal year ended December 31, 2003, with the SEC and NASDAQ. The Form 20-F (or a Form 6-K to be filed simultaneously with such Form 20-F) must include evidence of continued compliance with the $10 million shareholders' equity requirement within a date not more than 60 days prior to such filing after giving effect to pro forma adjustments.

      (c) On or before August 31, 2004, the Company must make a public filing with the SEC and NASDAQ that again includes evidence of continued compliance with the $10 million shareholders' equity requirement within a date not more than 60 days prior to such filing after giving effect to pro forma adjustments.

(d) In order to fully comply with the terms of the Determination, the Company must be able to demonstrate compliance with all requirements for continued listing on the Nasdaq National Market.

The Panel's Determination is subject to a possible review by the Nasdaq Listing and Hearing Review Council for a period of 45 days following the date of the Panel's Determination.

            The proposed transaction, if consummated, would enable the Company to meet condition (a) described above, as set forth in the Panel's Determination. The Company believes that continued listing on The Nasdaq National Market is in the best interest of the Company and its shareholders. Remaining listed on The Nasdaq National Market is important to the Company's strategic objectives because it aids the Company to raise capital, enhances the liquidity of the Company's shares (for the benefit of its shareholders), and maintains market recognition. Therefore, the Board of Directors believes that the proposed transaction is in the best interests of the Company. In the event that the Company does not complete the transaction, we would apply to have the Ordinary Shares listed on the Nasdaq SmallCap Market. The Company believes that it meets the conditions for such listing.


     Required Vote

Messrs. Zohar Zisapel and Yehuda Zisapel, each of whom has a personal interest in the proposed transaction, and therefore together are deemed to hold more than 25% of the voting power for the purpose of Section 268 of the Companies Law, are therefore "controlling shareholders" of the Company, as defined in Chapter V of the Companies Law. Messers Zohar Zisapel and Yehuda Zisapel executed the Term Sheet and intend to participate (either in person and/or through controlled entities and/or with family members) in the proposed transaction pro rata to their holdings in the Company, in an aggregate amount of approximately $1.9 million. Therefore, the proposed transaction requires approval of the Company's Audit Committee, Board of Directors and shareholders, in that order. Section 275 of the Companies Law requires that the shareholder approval of transactions with a controlling shareholder or in which a controlling shareholder has a personal interest satisfy at least one of the following conditions: (i) the shares voting in favor of the matter include at least one-third of the shares voted by shareholders who do not have a personal interest in the matter or (ii) the total number of shares voted against the matter does not exceed 1% of the Company's outstanding shares. In addition, since Mr. Zohar Zisapel is also a Director of the Company, the proposed transaction constitutes an "exceptional transaction" between the Company and one of its officers (as defined in the Companies Law), and consequently requires the approval of the Audit Committee and thereafter the approval of the Board of Directors, pursuant to Section 272(a) of the Companies Law.

Pursuant to Section 276 of the Companies Law, all shareholders are asked to indicate on the enclosed proxy card whether or not they have a personal interest in the proposed transaction. Under the Companies Law, a "personal interest" of a shareholder (i) includes a personal interest of any member of the shareholder's immediate family (or spouses thereof) or a personal interest of a company with respect to which the shareholder (or such a family member thereof) serves as a director or the chief executive officer, owns at least 5% of the shares or has the right to appoint a director or the chief executive officer and (ii) excludes an interest arising solely from the ownership of shares in the Company. Messrs Zohar Zisapel and Yehuda Zisapel have a personal interest in this transaction.

The proposed transaction has been approved by the Company's Audit Committee and Board of Directors, pursuant to Sections 272(a) and 275 of the Companies Act.

Under NASDAQ Marketplace Rule 4350(i)(1)(D), shareholder approval is required for transactions involving non-public offerings of securities where the sale, issuance or potential issuance of the securities being offered is below-market and involves 20% or more of the common stock or voting power of the Company outstanding before the issuance. For purposes of this rule, market value is defined as the closing bid price of the Ordinary Shares immediately preceding the execution of a fully binding definitive agreement that is not subject to any contingency other than regulatory contingency or an average of the closing bid prices over the period of up to five days preceding such execution. Based on the purchase price of the Ordinary Shares and the exercise price of the Warrants and the size of the offering, the Company is required to obtain shareholder approval under the Marketplace Rules.


Proposed Resolution

It is therefore proposed that, at the Meeting, the following resolution be adopted:

"RESOLVED, that the execution and performance of the transaction described in the Notice to Shareholders dated February 20, 2004, (the "Proxy Statement"), by and among the Company and the investors in such transaction (including, without limitation, Messrs. Zohar and Yehuda Zisapel and/or entities controlled by them and/or members of their families, who are "controlling shareholders" of the Company as defined by Chapter V of the Companies Law), including the execution, delivery and performance of the Purchase Agreement and the Warrants, and the issuance of the Ordinary Shares and Warrants, as described in the Company's Proxy Statement, and any amendments and supplements thereto that do not materially increase the obligations of the Company and that are approved by the Audit Committee and Board of Directors of the Company, be, and they hereby are, approved."


The Board of Directors (other than Mr. Zohar Zisapel who abstains, due to a personal interest) recommends a vote FOR the aforesaid resolution.


    ITEM 2 - APPROVAL OF GRANT OF OPTIONS TO PURCHASE 30,000 ORDINARY SHARES
                    TO DIRECTOR AND CHIEF EXECUTIVE OFFFICER



By actions of the Company's Audit Committee and Board of Directors on October 19, 2003, Arnon Toussia-Cohen, director and chief executive officer of the Company, was granted options to purchase 30,000 Ordinary Shares, which shall vest in four (4) equal annual installments (commencing October 18, 2004 through October 18, 2007), as long as he continues to serve as the Company's Chief Executive Officer. The options have an exercise price equal to $1.27 per share, the closing price for Ordinary Shares as traded on The Nasdaq National Market at the close of trading on October 17, 2003. The aforesaid options were granted by the Company under the Radcom Ltd. 2003 Share Option Plan, subject to shareholder approval, and under Section 102(b)(2) of the Income Tax Ordinance [New Version]
- 1961, and the Company elected the capital gains route for the grant of these options.

      It is proposed that at the Meeting the following resolutions be adopted:

      "RESOLVED, to approve the grant of options to Arnon Toussia-Cohen, director and chief executive officer of the Company, to purchase 30,000 Ordinary Shares, which shall vest in four (4) equal annual installments (commencing October 18, 2004 through October 18, 2007), as long as he continues to serve as the Company's Chief Executive Officer, exercisable at an exercise price equal to $1.27 per share, the closing price for Ordinary Shares as traded on The Nasdaq National Market at the close of trading on October 17, 2003."

      The affirmative vote of the holders of a majority of the voting power represented at the Meeting, in person or by proxy, and voting on this matter, is required for the approval of this matter.



      The Board of Directors (other than Mr. Arnon Toussia-Cohen who abstains, due to a personal interest) recommends a vote FOR the approval of the aforesaid resolution.



                          By Order of the Board of Directors,

                                  Arnon Toussia-Cohen
                                Chief Executive Officer


Dated: February 20, 2004